Exhibit 10.4

GOUVERNEUR SAVINGS & LOAN ASSOCIATION
DIRECTORS’ RETIREMENT PLAN

Amended and Restated Effective December 15, 2008

Article I
Description, Purpose and Definitions

1.1            Name. The name of this Plan is the “Gouverneur Savings & Loan Association Directors’ Retirement Plan.”

1.2            Purpose. The purpose of the Plan is to recognize the valuable services provided to Gouverneur Savings & Loan Association by its Directors and to assist it in retaining present and attracting new Directors in the future by providing certain retirement benefits under the terms and conditions set forth in this document. The Plan was amended and restated effective December 15, 2008 to incorporate certain provisions relating to compliance with Section 409A.

1.3            Definitions. For purposes of the Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise.

  “Annual Retirement Benefit” means an amount equal to seventy percent (70%) of the average annual compensation paid to a Participant for services as a member of the Board of Directors of the Bank or the Company during the three calendar years preceding the Director’s Retirement Date.           For purposes of determining a Participant’s average annual cash compensation, only fees paid for attendance at regular monthly board meetings shall be considered (but excluding any additional amount paid to a Participant serving as Chairman of the Board of Directors).

  “Bank” means Gouverneur Savings & Loan Association, Gouverneur, New York.

  “Board of Directors” means the Board of Directors of the Bank.

  “Cause” means termination of service as a director because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order.

  “Change in Control” means any one of the following events occurs:

(a)	Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company and, as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

(b)	Acquisition of Significant Share Ownership: A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required

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to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of twenty-five percent (25%) or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns fifty percent (50%) or more of its outstanding voting securities;

(c)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Bank’s or the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Bank’s or the Company’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or

(d)	Sale of Assets: The Bank or the Company sells to a third party all or substantially all of the Company’s assets.

  Notwithstanding anything in this Plan to the contrary, a Change in Control shall not include the second-step conversion of the Company and the   Bank from the mutual holding company form of organization to the stock form of organization.

  “Company” means Gouverneur Bancorp, Inc., a Delaware corporation.

  “Director” means a member of the Board of Directors of the Bank or the Company.

  “Disability” means a Director’s inability to serve as a member of the Board of Directors by reason of physical or mental illness or condition, as determined by the Board of Directors in its sole discretion.

  “Early Retirement Age” means attainment of age sixty-five (65).

  “Normal Retirement Age” means attainment of age seventy-five (75).

  “Participant” means a Director who satisfies the eligibility requirements set forth in Section 2.1 of the Plan.

  “Plan” means this Gouverneur Savings & Loan Association Directors’ Retirement Plan.

  “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

  “Year of Service” means each full year of service as a member of the Board of Directors, beginning the date of the Participant’s election or appointment to the Board of Directors, and including years of service prior to the effective date of the Plan.

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Article II
Eligibility

2.1            Selection of Participants. All Directors serving on the Board of Directors as of the effective date of the Plan shall participate in this Plan as of such date. The initial Participants as of the effective date are identified in Appendix A to the Plan. Any person joining the Board of Directors after the effective date of this Plan shall be eligible to participate in this Plan upon designation as a Participant in a resolution adopted by a majority of the Board of Directors. A Director’s participation in the Plan shall terminate upon his death or upon his termination of service as a member of the Board of Directors, unless a benefit is otherwise payable pursuant to the terms of the Plan.

2.2            Entitlement to Benefits.

Except as otherwise provided in Article 111, a Participant shall become entitled to receive a benefit under the Plan only if his service as a Director terminates for reasons other than Cause on or after his Early Retirement Age and his completion of at least twenty (20) Years of Service, but prior to his Normal Retirement Age, or on or after his Normal Retirement Age and his completion of at least ten (10) Years of Service. Notwithstanding anything in this Plan to the contrary, no benefit shall be payable to a Participant whose service is terminated for Cause.

Article III
Benefits

3.1            Annual Retirement Benefit.

A.	Except as otherwise provided in Sections 3.2 or 3.3, a Participant who terminates service on or after his Normal Retirement Age and his completion of at least ten (10) Years of Service shall be entitled to receive a benefit equal to one hundred percent (100%) of the Annual Retirement Benefit, payable in accordance with Section 3.4 of the Plan.

B.	Except as otherwise provided in Sections 3.2 or 3.3, a Participant who terminates service on or after his Early Retirement Age and his completion of at least twenty (20) Years of Service, but prior to his Normal Retirement Age, shall be entitled to receive the Annual Retirement Benefit, reduced by two percent (2%) for each full year by which the Participant’s age at termination is less than age seventy-five (75), unless the Participant elects in writing at least one year prior to his termination date to receive a deferred Annual Retirement Benefit commencing at age 75.

3.2            Death and Disability Benefits.

A.	If a Participant dies or incurs a Disability while actively serving as a Director but would have qualified for a benefit under Section 3.1 on the date immediately preceding the date of death or Disability, the Participant or the Participant’s surviving spouse shall be entitled to the applicable Annual Retirement Benefit set

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forth in Section 3.1 of the Plan. Such benefit shall be paid in accordance with Section 3.4 of the Plan.

B.	In the event a Participant dies prior to receiving all of his or her benefits due and payable under the Plan, the Participant’s designated beneficiary shall be entitled to receive the remaining benefit due the deceased Participant as of the date of death. Such benefit shall be paid in accordance with Section 3.4 of the Plan.

C.	Each Participant may, on a form prescribed by and filed with the Bank, designate a beneficiary to receive any death benefit payable under the Plan. If no effective beneficiary designation is on file at the time of the Participant’s death, the applicable death benefit under the Plan shall be paid as follows:

(1)            To the Participant’s surviving spouse; or

(2)            If no spouse survives, to the Participant’s surviving children in equal shares, with the descendants of a child who has predeceased the Participant taking such child’s share by representation; or

(3)            If none of the Participant’s spouse and descendants is living, to the legal representative of the Participant’s estate.

D.	The automatic beneficiaries set forth in Subsection C. and, except as otherwise provided in a Participant’s duly filed beneficiary designation, the beneficiaries named in such designation, shall become fixed at the Participant’s death, so that, if a beneficiary survives the Participant but dies before final payment of the death benefit, any remaining death benefits shall be paid to the representative of such beneficiary’s estate.

3.3            Change in Control Benefit. If a Participant terminates service as a Director following a Change in Control (other than for Cause), the Participant shall be entitled to the Annual Retirement Benefit the Participant would have received under Section 3.1 if the Participant had terminated service on the Normal Retirement Date and was deemed to have attained age seventy-five (75) and completed ten (10) years of service. Such benefit shall be paid in accordance with Section 3.4 of the Plan.

3.4            Form and Manner of Payment.

A.	Unless otherwise provided for in a Participant’s Benefit Distribution and Beneficiary Designation Form, upon a Participant’s entitlement to benefits under this Plan, the Participant’s benefit shall be paid in the form of a single life annuity with ten (10) annual payments guaranteed. Said benefit shall be paid to the Participant (or his designated beneficiary) in 10 annual payments, commencing on the first business day of the January following the Participant’s Early or Normal Retirement Date.

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B.	To the extent permitted by Section 409A, during any period when benefits are payable under this Plan to a Participant or designated beneficiary, the Board of Directors of the Bank, may, i`n its sole discretion, authorize the payment of a lump sum which is equivalent to the remaining benefits payable under the Plan. Such lump sum payment shall be in lieu of the annual benefits that would otherwise be payable under the Plan . Lump sum payments made under this Section 3.4 B. shall be equal to the present value of the benefits otherwise due using a discount rate equal to the applicable federal rate on the date of payment for payments of a similar duration.

3.5            Specified Employees. Despite any contrary provision of this Plan, if, when the Participant’s service terminates, the Participant is a “specified employee,” as defined in Section 409A of the Code, and if any payments under this Plan will result in additional tax or interest to the Participant because of Section 409A, the Participant shall not be entitled to payment until the earliest of (i) the date that is at least six months after termination of the Participant’s employment for reasons other than the Participant’s death, (ii) the date of the Participant’s death, or (iii) any earlier date that does not result in additional tax or interest to the Participant under Section 409A. If any provision of this Plan would subject the Participant to additional tax or interest under Section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Participant to additional tax or interest.

Article IV
Administration and Claims

4.1            Administration. The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions are vested in the Board of Directors of the Bank. The Board of Directors shall have the authority to resolve any question under the Plan. The determination of the Board of Directors as to the interpretation of the Plan or any disputed question shall be conclusive and final to the extent permitted by applicable law.

4.2            Claims Procedures. Claims for benefits under the Plan shall be submitted in writing to the Chairman of the Board of Directors. If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within a reasonable period following the date on which the claim is filed, which notice shall set forth the specific reason or reasons for the denial; references to pertinent Plan provisions on which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and an explanation of the Plan’s claim review procedure. If the claim has not been granted and written notice of the denial of the claim is not furnished in a timely manner following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure. The claimant or his authorized representative shall have thirty (30) days after receipt of written notification of denial of a claim to request a review of the denial by making a written request to the Chairman of the Board of Directors, and may review pertinent documents and submit issues and comments in writing within such 30-day period. After receipt of the request for review, the Board of Directors shall, in a timely manner, render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which

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it is based. Such decision by the Board of Directors shall not be subject to further review. If a decision on review is not furnished to a claimant, the claim shall be deemed denied on review. No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the provisions set forth in this section.

Article V
General Provisions

5.1            No Funding. All amounts payable in accordance with the Plan shall constitute a general unsecured obligation of the Bank. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Bank. Notwithstanding the foregoing, the Bank shall have the right, in its sole discretion, to provide for the funding of payments required to be made hereunder through a trust or otherwise.

5.2            Amendment of the Plan. The Bank reserves the right to modify or amend the Plan, in whole or in part, at any time, and from time to time. However, no modification or amendment shall adversely affect the right of any Participant to receive or continue to receive the benefits accrued as of the date of such modification, amendment or discontinuance without their written consent.

5.3            Termination of the Plan. The Bank reserves the right to terminate the Plan at any time; provided, however, that no termination shall be effective retroactively. As of the effective date of termination of the Plan, the benefits of any Participant or surviving spouse whose benefit payments have already commenced shall continue to be paid.

5.4            Plan Not a Director Agreement. The Plan is not a Director agreement, and the Participant’s service as a Director shall not be affected in any way by the Plan or related instruments, except as specifically provided therein. The establishment of the Plan shall not be construed as conferring any legal rights or obligations upon any person to continue service as a Director. Each Participant and all persons who may have or claim any right by reason of participation in the Plan shall be bound by the terms of the Plan and all agreements entered into pursuant thereto.

5.5            Non-Alienation.

Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. Further, no benefits shall be liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits.

5.6            Forfeiture Upon Termination for Cause.

In the event that a Participant’s service as a Director is terminated for Cause, the Participant shall forfeit all benefits that would otherwise be payable to him under the Plan.

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5.7            Governing Law.

Except to the extent preempted by federal law, this Plan shall be construed in accordance with, and governed by, the laws of the State of New York without regard to rules related to choice of law.

5.8            Interpretation of the Plan.

In the event that any of the provisions of this Plan or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Section 409A of the Code and would subject the Director to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by any governmental body having jurisdiction over the Company would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

5.9            Construction.

As used in the Plan, the masculine pronoun shall mean the feminine wherever appropriate. The headings and subheadings in the Plan have been inserted for convenience of reference only, and are to be ignored in any construction of the provisions thereof.

5.10            Severability.

The illegality of any particular provision of this document shall not affect the other provisions thereof, and the Plan shall be construed in all respects as if such invalid provision were omitted.

5.11            Effective Date.

The effective date of the Plan is January 1, 2004.

Gouverneur SL - Directors Retirement Plan- Amended for 409a

APPENDIX A

Participants:

Richard Bennett
Frank Langevin
Robert Leader
Richard Jones
Joseph Pistolesi
Timothy Monroe
F. Toby Morrow

Gouverneur SL - Directors Retirement Plan- Amended for 409a

FIRST AMENDMENT
TO THE
AMENDED & RESTATED
GOUVERNEUR SAVINGS & LOAN ASSOCIATION
DIRECTORS’ RETIREMENT PLAN

  THIS FIRST AMENDMENT to the Gouverneur Savings & Loan Association Directors’ Retirement Plan (the “Plan”) is made by Gouverneur Savings & Loan Association (the “Bank”) effective this 1st day of October, 2012.

  WHEREAS, the Bank sponsors the Plan which was adopted and became effective on January 1, 2004, and amended and restated on December 15, 2008; and

WHEREAS, Section 5.2 of the Plan provides that the Bank has reserved the right to amend the Plan at any time, and desires to amend the Plan to revise a definition;

  NOW, THEREFORE, BE IT:

  RESOLVED, that Section 1.3 of the Plan is hereby amended as follows:

  “Company” means Governeur Bancorp, Inc. and/or Cambray Mutual Holding Company.

  RESOLVED, except as otherwise amended by this Amendment, all provisions of this Plan shall remain in full force and effect and the Plan and this Amendment shall be construed together and considered one and the same agreement.

  RESOLVED, that Kimberly Adams an officer of the Bank, is hereby authorized and empowered to take all such actions as may be appropriate, necessary or desirable in order to give effect to and carry out the foregoing resolutions, including, without limitation, to make all expenditures and incur all expenses, and to take any actions such officer may deem necessary, advisable or appropriate, to effectuate and carry out the actions contemplated by, and the purpose and intent of, the foregoing resolutions.

  IN WITNESS WHEREOF, the Employer has caused this first Amendment to be executed on this 20th day of August, 2012.

GOUVERNEUR SAVINGS & LOAN ASSOCIATION

By:	/s/ Henry J. Leader
Its:	Secretary

SECOND AMENDMENT
TO THE
GOUVERNEUR SAVINGS & LOAN ASSOCIATION
AMENDED AND RESTATED DIRECTORS’ RETIREMENT PLAN

THIS SECOND AMENDMENT to the Amended and Restated Directors’ Retirement Plan (the “Plan”) is made December 1, 2017, by Gouverneur Savings & Loan Association (the “Bank”).

RECITALS:

  A.            The Bank adopted the Gouverneur Savings & Loan Association Directors’ Retirement Plan on January 1, 2004; which was subsequently amended and restated on December 15, 2008; and then further amended on October 1, 2012.

  B.            The Bank may amend the Plan in accordance with Section 5.2.

  C.            The Bank desires to amend the Plan to revise vesting ages. NOW, THEREFORE, the Bank hereby amends the Plan as follows:

  The following definition under Section I.3 is deleted in its entirety and replaced with the following:

“Normal Retirement Age” means attainment of age seventy (70).

  Section 2.2 is deleted in its entirety and replaced with the following:

2.2           Entitlement to Benefits. Except as otherwise provided in Article III, a Participant shall become entitled to receive a benefit under the Plan only if his or her service as a Director terminates for reasons other than Cause on or after Early Retirement Age and his or her completion of at least ten (10) Years of Service but prior to Normal Retirement Age, or on or after Normal Retirement Age and his or her completion of at least ten (10) Years of Service. Notwithstanding anything in this Plan to the contrary, no benefit shall be payable to a Participant whose service is terminated for Cause.

Section 3.1(B) is deleted in its entirety and replaced with the following:

B.            Except as otherwise provided in Sections 3.2 or 3.3, a Participant who terminates service on or after Early Retirement Age and his or her completion of at least ten (10) Years of Service but prior to Normal Retirement Age, shall be entitled to receive the Annual Retirement Benefit, reduced by two percent (2%) for each full year by which the Participant’s age at termination is less than age seventy (70).

  Except as otherwise amended by this Second Amendment, all provisions of the Plan shall remain in full force and effect and the Plan, the First Amendment, and this Second Amendment shall be construed together and considered one and the same agreement.

[signature page follows]

The Bank executes this Second Amendment as of the date first written above.

GOUVERNEUR SAVING & LOAN ASSOCIATION:

By:	/s/ Henry J. Leader
Title:	Secretary

Gouverneur Savings and Loan
Directors Meeting
October 19, 2020

DRP: President Van Vleet presented an appendix for the DRP program to add Director Amy Rapholz. Therewas some general discussion. A motion was made by Director Pistolesi, seconded by Director McClure and carried to add Director Rapholz to the DRP program. Director Rapholz abstained.

APPENDIX A
Amended 10/1/2020

Participants:

Richard Bennett

Frank Langevin

Robert Leader

Richard Jones

Larry Straw

Joseph Pistolesi

Timothy Monroe

Henry Leader

David McClure

Toby Morrow

Chad Soper

Charles VanVleet

Amy Rapholz

GOUVERNEUR SAVINGS & LOAN ASSOCIATION

By:	/s/ Charles C. Van Vleet, Jr.
Title:	President and Chief Executive Officer